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                                                                     Exhibit 5.1

                       G O D F R E Y  &  K A H N,  S. C.
                               Attorneys-At-Law
                            780 North Water Street
                          Milwaukee, Wisconsin 53202
                     TEL: 414-273-3500  FAX: 414-273-5198


                                August 30, 2001



School Specialty, Inc
W6316 Design Drive
Greenville, Wisconsin 54942

Ladies and Gentlemen:

     We have acted as special securities counsel to School Specialty, Inc., a Wisconsin corporation (the "Company"), in connection with the Company's registration of $149,500,000 aggregate principal amount of the Company's 6% Subordinated Convertible Notes due 2008 (the "Notes") and the shares of Common Stock, $0.001 par value, of the Company issuable upon conversion of the Notes (the "Shares") on a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about August 30, 2001. The Notes were issued pursuant to the Indenture (the "Indenture") dated as of July 30, 2001 between the Company and BNY Midwest Trust Company, as trustee (the "Trustee"). The Notes and the Shares are to be offered and sold by certain securityholders of the Company.

     In such capacity, we have examined: (i) the Indenture; (ii) the Registration Statement; (iii) the Company's Articles of Incorporation and By-laws; (iv) the Registration Agreement dated as of July 30, 2001 between the Company and Salomon Smith Barney Inc., as representative of the initial purchasers; (v) certain resolutions of the Company's Board of Directions; (vi) and such other records and documents as we deemed necessary or advisable for purposes of this opinion.

     In rendering an opinion on the matters set forth below, we have assumed:
(i) the due authorization, execution and delivery of the Indenture by the Trustee and the enforceability of the Indenture against the Trustee; (ii) the conformity of the Notes to the executed and authenticated Notes originally delivered to the Trustee; and (iii) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, telecopied or photostatic copies or as exhibits.

     Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:
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School Specialty, Inc.
August 30, 2001
Page 2

     1. The Notes have been duly authorized and are valid and binding obligations of the Company, enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally, and equitable principles, whether raised in an action at law or in equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, may not allow the Trustee to take action based upon the occurrence of a default deemed immaterial, and we assume that the Trustee will at all times act in good faith, in a commercially reasonable manner and in compliance with all laws and regulations.

     2. The Shares, upon issuance pursuant to conversion of the Notes as provided in the Indenture, will be duly authorized, validly issued and non-assessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes, which provides that a shareholder of a corporation may be assessed up to the par value of such shareholder's shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months' service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

     The foregoing opinions are limited to the laws of the State of Wisconsin and the federal laws of the United States of America, and we express no opinion with respect to any other laws. The Indenture and the Notes state that they are governed by New York law. For purposes of our opinion above, we have assumed that the laws of the State of New York are identical to the laws of the State of Wisconsin.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption "Legal Matters" with respect to the matters stated therein. In giving such consent, we do not admit that we are in the category of persons whom consent is required under Section 7 of the Act.

                                 Very truly yours,

                                 /s/  Godfrey & Kahn, S.C.

                                 GODFREY & KAHN, S.C.